First Indiana Corporation

135 N. Pennsylvania

Indianapolis, IN 46204

(317) 269-1200

www.firstindiana.com

For Release:	Immediately
Contact:	Bill Brunner Chief Financial Officer First Indiana Corporation (317) 269-1614

FIRST INDIANA CORPORATION

ANNOUNCES DELAY IN EARNINGS RELEASE

Indianapolis. – July 17, 2007 –First Indiana Corporation (NASD: FINB) announced today that it has postponed its second quarter earnings release and cancelled its conference call to review the second quarter results previously scheduled for 2:00 p.m. EDT on Thursday, July 19, 2007. The delay in the earnings release is needed to allow time for the company to engage an independent auditor and time for the independent auditor to complete its procedures prior to the earnings release.

On June 4, 2007, First Indiana had announced that KPMG LLP would no longer serve as the company’s independent auditor and that the company’s audit committee had decided to engage BKD, LLP to serve as the company’s independent auditor for the fiscal year ending December 31, 2007. However, following the July 9, 2007 announcement of the pending acquisition of First Indiana by Marshall & Ilsley Corporation, BKD, LLP declined to accept engagement as the company’s independent auditor for the interim period prior to the anticipated consummation of the proposed acquisition. The second quarter earnings release will occur as soon as practical following the engagement of an independent accounting firm, which has not yet been completed.

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First Indiana – add one

First Indiana Corporation (NASD: FINB) is a full-service financial services company offering comprehensive financial solutions to businesses and individuals. It is the holding company for First Indiana Bank, N.A., the largest commercial bank headquartered in Indianapolis. Founded in 1915, First Indiana Bank is a national bank with 32 offices in Central Indiana. Information about First Indiana is available at (317) 269-1200, or at www.firstindiana.com.

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